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[LETTERHEAD OF PCTEL APPEARS HERE]

                                                                   Exhibit 10.7
July 19, 1999

Mr. William F. Roach
24020 Oak Knoll Circle
Los Altos, CA 94022

Dear Bill:

I am pleased to offer you the position of President and Chief Operating Officer of PC-Tel, effective August 1, 1999. In this capacity, you will report to Peter Chen, Chief Executive Officer of PC-TEL, Inc. Based on your academic background, work experience, references and interviews, we are very impressed with your potential and look forward to your contribution as a member of the PC-TEL team. We hope you share our excitement.

Your primary responsibilities will be:
1.  Efficient and effective daily operations of the Company
2.  Achievement of the stated Corporate financial goals
3.  Effective management of the senior staff reporting to your position

Your annual salary will be $250,000, paid twice a month. This salary level will be reviewed annually, based on Company goals and your personal performance and contribution. You will be entitled to a bonus plan with an annual payout of $150,000, paid quarterly, assuming the Company achieves its stated quarterly net income targets. For every 1% of net income over the Company's quarterly profit plan you will receive an additional 4% of your quarterly bonus, up to a maximum of 200% of that quarter's base bonus. For every 1% below the quarterly profit plan, 4% of your base bonus will be deducted from the bonus calculation to a minimum of 75% of planned net income, at which point no bonus will be due. Additionally, you will receive a $50,000 signing bonus at the star of your employment. Should you leave within the first year of employment, this signing bonus will be due the Company 30 days from your last day of employment (excluding any serverance period). If your employment is terminated for any reason other than for cause, you will be entitled to one year of serverance. If the termination comes within the first year of employment, you will also be entitled to exercise your entire first year's stock options in accordance with the Stock Plan's timeframe. As a qualifying employee of PC-TEL, you will be eligible to participate in the Company Benefits Plan, including but not limited to three (3) weeks of annual paid time off in your first year, complete medical, dental and vision plans, 401 k and 125 cafeteria plans and short and long term disability plans.

We will recommend to the Board of Directors of the Company that, at the next Board meeting, you be granted an incentive stock option entitling you to purchase up to 400,000 shares of Common Stock of the Company at the then current fair market value as determined by the Board at that meeting. Such options shall be subject to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement. This option grant will vest on the following schedule:
30% at the end of your first year of employment, 25% in years 2 and 3 and 20% in year 4. Vesting after the twelfth month of employment is on a monthly basis. Should the Company's IPO take place during your first year of employment, 50% of your first year's options (60,000) will vest at the time of the IPO, and the remaining 50% of your first year's options (60,000) will vest upon reaching the completion of your twelfth month of employment.
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As you make the transition from your current employer to the Company, please note our policy is to avoid situations in which information or materials considered proprietary by others might come into our hands. Indeed, a condition to your employment will be to sign the Proprietary Information and Inventions Agreement to expose neither yourself nor the Company to legal liability by divulging trade secrets or confidential information of any former employer or any other party. We are interested in employing you because of your skills and abilities, not because of any trade secrets learned elsewhere. Thus it is important you take care not to bring, even inadvertently, any books, notes or other materials except your own personal effects as you leave your present employer.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment as a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes, including but not limited to, claims of harassment, discrimination and wrongful termination, shall be settled by arbitrtion held in Santa Clara County, California, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280, et seq., including section 1283.05, (the "Rules") and pursuant to California law. A copy of the Rules is available for your review prior to signing this Agreement.

We are pleased you have decided to become part of the PC-TEL team and ask that you sign and return a copy of this letter confirming that you understand and agree to the terms of employment stated above. Upon your acceptance, the terms described in this letter shall be the terms of your employment. Any additions or modifications of these terms must be in writing and signed by yourself and me.

This offer is valid for 7 days from the date of this offer letter.

If you have any questions, please do not hesitate to call me at (408) 965-2100.

Sincerely,                         Acknowledged and Agreed to,

/s/ Peter Chen                     /s/ William F. Roach
                                   ----------------------------
Peter Chen                              William F. Roach
Chief Executive Officer


                                             7/20/99
                                   ----------------------------
                                              Date
                                      Amended by Attachment "A"


Enclosures
     Duplicate Original Letter
     Employment, Confidential Information, Invention Assignment and Arbitration Agreement

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                                                                         7/20/99
                                 Attachment "A"
                                 --------------


   .  Signing Bonus will be net $50,000

   .  Price per share for stock options will not exceed $10.25 per share




/s/ Peter Chen        /s/ William Roach
---------------       ---------------------
Peter Chen            William Roach
                                                                         7/20/99